CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.700% Senior Notes due 2021	$400,000,000	99.895%	$399,580,000	$40,237.70
2.600% Senior Notes due 2026	$750,000,000	99.904%	$749,280,000	$75,452.50
3.500% Senior Notes due 2046	$450,000,000	98.464%	$443,088,000	$44,618.96
Total:	$1,600,000,000		$1,591,948,000	$160,309.16

(1)	The filing fee of $160,309.16 is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-207810

Prospectus Supplement

(To Prospectus dated November 4, 2015)

$1,600,000,000

Baxter International Inc.

$400,000,000 1.700% Senior Notes due 2021

$750,000,000 2.600% Senior Notes due 2026

$450,000,000 3.500% Senior Notes due 2046

We are offering $400,000,000 aggregate principal amount of 1.700% Senior Notes due 2021 (the “2021 Notes”), $750,000,000 aggregate principal amount of 2.600% Senior Notes due 2026 (the “2026 Notes”) and $450,000,000 aggregate principal amount of 3.500% Senior Notes due 2046 (the “2046 Notes” and, together with the 2021 Notes and the 2026 Notes, the “notes”).

Interest on the notes is payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 2017. The 2021 Notes will mature on August 15, 2021, the 2026 Notes will mature on August 15, 2026 and the 2046 Notes will mature on August 15, 2046.

We may at our option redeem the notes of any series, at any time, in whole or in part, at the redemption prices described in the section of this prospectus supplement entitled “Description of the Notes — Optional Redemption.” If a change of control triggering event as described in this prospectus supplement occurs, we will be required to offer to purchase the notes from the holders as described in the section of this prospectus supplement entitled “Description of the Notes — Offer to Purchase Upon Change of Control Triggering Event.”

The notes will be our general senior unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Baxter (2)
1.700% Senior Notes due 2021	99.895%	0.600%	99.295%
Total	$399,580,000	$2,400,000	$397,180,000
2.600% Senior Notes due 2026	99.904%	0.650%	99.254%
Total	$749,280,000	$4,875,000	$744,405,000
3.500% Senior Notes due 2046	98.464%	0.875%	97.589%
Total	$443,088,000	$3,937,500	$439,150,500

(1)	Plus accrued interest from August 15, 2016, if settlement occurs after that date.
(2)	Before estimated expenses in connection with this offering. See “Underwriting (Conflicts of Interest).”

Currently, there is no public market for the notes. The notes will not be listed on any national securities exchange or any automated dealer quotation system.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about August 15, 2016.

Joint Book-Running Managers

Goldman, Sachs & Co.	BofA Merrill Lynch	Citigroup

Co-Managers

Academy Securities	Barclays	Credit Suisse	Deutsche Bank Securities	HSBC

Mizuho Securities	MUFG	TD Securities	UBS Investment Bank

The date of this prospectus supplement is August 10, 2016.

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede any such information in the accompanying prospectus.

Before making a decision to invest in the notes, you should read this entire prospectus supplement, including the section entitled “Risk Factors,” as well as the accompanying prospectus, any free writing prospectus related to this offering and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, and the accompanying prospectus, any free writing prospectus related to this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise, or the context otherwise requires, references to “Baxter,” “we,” “us,” and “our” in this prospectus supplement and the accompanying prospectus are to Baxter International Inc. and its subsidiaries after giving effect to the separation and distribution of Baxalta Incorporated (“Baxalta”) on July 1, 2015.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. As a result, it is not complete and does not contain all of the information that may be important to you or that you should consider when making an investment decision with respect to the notes. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference, before making a decision to invest in the notes.

Baxter International Inc.

Baxter International Inc. was incorporated under Delaware law in 1931. Our principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015 and our telephone number is (224) 948-2000. We develop, manufacture and market products that save and sustain the lives of people with kidney disease, trauma and other medical conditions. We provide a broad portfolio of essential renal and hospital products, including acute and chronic dialysis; sterile IV solutions; infusion systems and devices; parenteral nutrition; biosurgery products and anesthetics; and pharmacy automation, software and services. Our global footprint and the critical nature of our products and services play a key role in expanding access to healthcare in emerging and developed countries. Our products are used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices and by patients at home under physician supervision. As of June 30, 2016, we manufactured products in approximately 28 countries and, as of December 31, 2015, sold them in over 100 countries.

On July 1, 2015, we completed the distribution of approximately 80.5% of the outstanding common stock of our biopharmaceuticals business, Baxalta, to Baxter stockholders. The distribution was made to Baxter’s stockholders of record as of the close of business on June 17, 2015, who received one share of Baxalta common stock for each Baxter common share held as of such date. As of June 30, 2016, we have completed the distribution of our former 19.5% retained stake in Baxalta, through several retained stake transactions. See “— Recent Developments” below for additional information.

We operate in two segments, each of which is a strategic business that is managed separately because each business develops, manufactures and markets distinct products and services. The Renal business provides products and services to treat end-stage renal disease, or irreversible kidney failure, along with other renal therapies. The Renal business offers a comprehensive portfolio to meet the needs of patients across the treatment continuum, including technologies and therapies for peritoneal dialysis (PD), hemodialysis (HD), continuous renal replacement therapy and additional dialysis services. The Hospital Products business manufactures intravenous (IV) solutions and administration sets, premixed drugs and drug-reconstitution systems, pre-filled vials and syringes for injectable drugs, IV nutrition products, infusion pumps, inhalation anesthetics, and biosurgery products. The Hospital Products business also provides products and services related to pharmacy compounding and drug formulation.

Recent Developments. On January 27, 2016, we completed a debt-for-equity exchange through the transfer of 37,573,040 shares of retained Baxalta common stock for the extinguishment of $1.45 billion aggregate principal amount of indebtedness outstanding under our prior U.S. dollar denominated revolving credit facility, which was terminated in connection with the closing of the exchange. On March 16, 2016, we completed a debt-for-equity exchange, in which we exchanged 63,823,582 shares of retained Baxalta common stock for the extinguishment of $2.2 billion in aggregate principal amount of our indebtedness. On May 6, 2016, we contributed 17,145,570 shares of retained Baxalta common stock to our U.S. pension fund. On May 26, 2016, we completed an equity-for-equity exchange by exchanging 13,360,527 shares of retained Baxalta common stock for 11,526,638 shares of our common stock, after which we held no shares of Baxalta common stock.

On June 3, 2016, a wholly-owned subsidiary of Shire plc (“Shire”) merged with and into Baxalta, with Baxalta as the surviving company in the merger and a wholly-owned subsidiary of Shire.

For additional information regarding our business, we refer you to our filings with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Please read the section in the accompanying prospectus entitled “Where You Can Find More Information.”

The Offering

The following is a summary of the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Baxter International Inc., a Delaware corporation.

Notes Offered	$400,000,000 aggregate principal amount of 1.700% Senior Notes due 2021.

$750,000,000 aggregate principal amount of 2.600% Senior Notes due 2026.

$450,000,000 aggregate principal amount of 3.500% Senior Notes due 2046.

Maturity	The 2021 Notes will mature on August 15, 2021.

The 2026 Notes will mature on August 15, 2026.

The 2046 Notes will mature on August 15, 2046.

Interest	Interest on the 2021 Notes will accrue at the rate of 1.700% per annum.

Interest on the 2026 Notes will accrue at the rate of 2.600% per annum.

Interest on the 2046 Notes will accrue at the rate of 3.500% per annum.

Interest Payment Dates	Interest on the notes is payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 2017.

Ranking	The notes are senior unsecured and unsubordinated obligations of ours and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness. See the section of this prospectus supplement entitled “Description of the Notes — Ranking.”

Optional Redemption	We may at our option redeem the notes of any series, at any time, in whole or in part, at the redemption prices described in the section of this prospectus supplement entitled “Description of the Notes — Optional Redemption.”

Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event, as defined under “Description of the Notes — Offer to Purchase Upon Change of Control Triggering Event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants

The indenture governing the notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens on our assets. These covenants are subject to a number of important limitations and exceptions. See the section in the accompanying prospectus entitled “Description of Debt Securities — Certain Covenants.”

Further Issuances	We reserve the right, from time to time, without the consent of the holders of any series of the notes, to issue additional notes of any such series on terms and conditions substantially identical to those of the notes of such series, so that such additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes of such series.

Use of Proceeds	We intend to use approximately $1.1 billion of the net proceeds from the sale of the notes offered hereby to redeem certain of our outstanding senior notes and to pay related fees and expenses, and the remainder for general corporate purposes, including the repayment of commercial paper. See the section of this prospectus supplement entitled “Use of Proceeds.”

Conflicts of Interest	One or more of the underwriters may have a “conflict of interest” under Rule 5121(f)(5)(C)(ii) of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rules. See “Underwriting (Conflicts of Interest) — Conflicts of Interest and Relationships.”

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture is governed by and the notes will be governed by the laws of the State of New York.

Risk Factors	Before you decide to invest in the notes, you should carefully consider the section entitled “Risk Factors” beginning on page S-10 as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Summary Consolidated Financial and Other Data

The following summary consolidated financial and other data for the two years in the period ending December 31, 2015 has been derived from our audited consolidated financial statements and the related notes. The following summary consolidated financial and other data for the three months and six months ended June 30, 2016 has been derived from our unaudited condensed consolidated financial statements and the related notes. Summary consolidated financial and other data for the twelve month period ended June 30, 2016 has been derived from our audited consolidated financial statements and the related notes for the year ended December 31, 2015 and from our unaudited condensed consolidated financial statements and the related notes for the six months ended June 30, 2015 and June 30, 2016. The unaudited condensed consolidated interim financial statement data has been prepared on a basis consistent with which our audited consolidated financial statements have been prepared, except income taxes for the interim period which are based on the estimated effective tax for the full year. These interim results are not necessarily indicative of results to be expected for the full year.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and the other financial and statistical information included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See the section in the accompanying prospectus entitled “Where You Can Find More Information” for more information regarding documents incorporated by reference herein. The summary consolidated financial and other data provided below does not purport to indicate results of operations as of any future date or for any future period.

	Three Months Ended June 30, 2016 (unaudited)		Six Months Ended June 30, 2016 (unaudited)		Last Twelve Months Ended June 30, 2016 (unaudited)		Years Ended December 31,
							2015		2014
	(Dollars in millions)
Net sales	$2,585		$4,960		$10,050	(2)	$9,968		$10,719
Operating income	68		256		—	(3)	—	(3)	—	(3)
Net income	—	(3)	—	(3)	4,798	(4)	968		2,497
Adjusted Operating Income (1)	318		567		—	(3)	—	(3)	—	(3)
Adjusted Operating Margin (1)	12.3%		11.4%		—	(3)	—	(3)	—	(3)
Adjusted EBITDA (1)	—	(3)	—	(3)	1,833		1,650		1,641
Adjusted EBITDA Margin (1)	—	(3)	—	(3)	18.2%		16.6%		15.3%

(1)	Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures exclude special items. Special items are excluded because they are highly variable, difficult to predict or unusual and of a size that may substantially impact our reported operations for a period. Non-GAAP financial measures may provide a more complete understanding of our operations and can facilitate a fuller analysis of our results of operations, particularly in evaluating performance from one period to another. Additionally, intangible asset amortization is excluded as a special item to facilitate an evaluation of current and past operating performance, particularly in terms of cash returns, and is similar to how management internally assesses performance.

Our management believes that non-GAAP measures, when used in conjunction with the results presented in accordance with GAAP and the reconciliations to corresponding GAAP financial measures, may enhance an investor’s overall understanding of our past financial performance. Accordingly, our management uses these non-GAAP measures internally in financial planning, to monitor business unit performance, and in some cases for purposes of determining incentive compensation. This information should be considered in addition to, and not as substitutes for, information prepared in accordance with GAAP.

We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and caution investors that the non-GAAP measures used by us may differ from similar measures used by other companies, even when similar terms are used to identify such measures. See the section in the accompanying prospectus entitled “Where You Can Find More Information” for more information regarding documents incorporated by reference herein.

Adjusted Operating Income is calculated as the sum of operating income and certain special items, which special items are described in the table and accompanying footnotes on page S-7. Adjusted Operating Margin is calculated as Adjusted Operating Income divided by net sales. Adjusted EBITDA is calculated as net income as adjusted by certain items, which items are described in the table and accompanying footnotes on page S-8. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales.

(2)	Net sales for the last twelve months ended June 30, 2016 is the sum of net sales for the twelve months ended December 31, 2015 and net sales for the six months ended June 30, 2016, less net sales for the six months ended June 30, 2015. For more information regarding net sales for these periods, we refer you to our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2015 and June 30, 2016.

(3)	Not presented.

(4)	Net income for the last twelve months ended June 30, 2016 is the sum of net income for the twelve months ended December 31, 2015 and net income for the six months ended June 30, 2016, less net income for the six months ended June 30, 2015. For more information regarding net income for these periods, we refer you to our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2015 and June 30, 2016.

The following table sets forth an unaudited reconciliation of operating income to Adjusted Operating Income:

(Dollars in millions)

Three Months Ended June 30, 2016

Operating income	$68
Impact of special items (1)	250

Adjusted Operating Income (3)	$318

Adjusted Operating Margin (3)	12.3%

Six Months Ended June 30, 2016

Operating income	$256
Impact of special items (2)	311

Adjusted Operating Income (3)	$567

Adjusted Operating Margin (3)	11.4%

(1)	Special items for the three months ended June 30, 2016 consist of intangible asset amortization expense of $42 million, a $51 million impairment primarily related to developed technology, costs incurred related to the Baxalta separation totaling $18 million and a charge of $139 million related to business optimization initiatives (which included a charge of $103 million related to restructuring activities, $15 million of costs to implement business optimization programs which included external consulting and employee salary and related costs, $14 million of accelerated depreciation associated with facilities to be closed, and $7 million of Gambro integration costs). The $103 million of restructuring activities include $39 million of employee termination costs, $58 million of costs related to the discontinuance of the VIVIA home hemodialysis development program (consisting of contract termination costs of $25 million, asset impairments of $31 million, and other exit costs of $2 million), and $6 million of other exit costs.

(2)	Special items for the six months ended June 30, 2016 consist of intangible asset amortization expense of $82 million, a benefit of $12 million related to an adjustment to the SIGMA SPECTRUM infusion pump reserves, a $51 million impairment primarily related to developed technology, costs incurred related to the Baxalta separation totaling $36 million, and a net charge of $154 million related to business optimization initiatives (which included a net charge of $107 million related to restructuring activities, $19 million of costs to implement business optimization programs which included external consulting and employee salary and related costs, $14 million of accelerated depreciation associated with facilities to be closed, and $14 million of Gambro integration costs). The $107 million of restructuring activities included $43 million of employee termination costs, $58 million of costs related to the discontinuance of the VIVIA home hemodialysis development program (consisting of contract termination costs of $25 million, asset impairments of $31 million, and other exit costs of $2 million), and $6 million of other exit costs.

(3)	See footnote (1) beginning on page S-5 for the calculation of Adjusted Operating Income and Adjusted Operating Margin.

The following table sets forth an unaudited reconciliation of net income to Adjusted EBITDA:

(Dollars in millions)

		GAAP Net Income	Income from Discontinued Operations	Income Tax Expense	Net Interest	Depreciation & Amortization	Special Items		Adjusted EBITDA	Net Sales		Adjusted EBITDA Margin(9)
Year Ended December 31,	2014	$2,497	($2,040)	$33	$145	$792	$214	(1)	$1,641	$10,719		15.3%

First Quarter	2015	$430	($296)	$14	$30	$187	$30	(2)	$395
Second Quarter	2015	332	(258)	34	30	190	(6	)(3)	322
Third Quarter	2015	1	1	(35)	34	217	256	(4)	474
Fourth Quarter	2015	205	(22)	22	32	165	57	(5)	459

Year Ended December 31,	2015	$968	($575)	$35	$126	$759	$337		$1,650	$9,968		16.6%

First Quarter	2016	$3,380	$7	($58)	$28	$189	($3,124	)(6)	$422
Second Quarter	2016	1,212	—	6	11	206	(957	)(7)	478

Six Months Ended June 30,	2016	$4,592	$7	($52)	$39	$395	($4,081)		$900	—	(8)	— (8)

(1)	Special items for the twelve months ended December 31, 2014 consist of $68 million for product-related item costs, a charge of $1 million in reserve items and adjustments, $3 million in branded prescription drug fees, costs incurred related to the Baxalta separation totaling $11 million, and a net charge of $131 million related to business optimization initiatives (which included a benefit of $13 million related to restructuring activities and $144 million of Gambro integration costs).

(2)	Special items for the three months ended March 31, 2015 consist of costs incurred related to the Baxalta separation totaling $12 million and a net charge of $18 million related to business optimization initiatives (which included a benefit of $1 million related to restructuring activities and $19 million of Gambro integration costs).

(3)	Special items for the three months ended June 30, 2015 consist of a benefit of $52 million in reserve items and adjustments, costs incurred related to the Baxalta separation totaling $16 million, and a charge of $30 million related to business optimization initiatives (which included a charge of $11 million related to restructuring activities and $19 million of Gambro integration costs).

(4)	Special items for the three months ended September 30, 2015 consist of a $18 million product-related item benefit, a $130 million loss on debt extinguishment, costs incurred related to the Baxalta separation totaling $40 million, and a charge of $104 million related to business optimization initiatives (which included a charge of $92 million related to restructuring activities and $12 million of Gambro integration costs).

(5)	Special items for the three months ended December 31, 2015 consist of a $10 million product-related item benefit, a $20 million business development item benefit, costs incurred related to the Baxalta separation totaling $39 million, and a charge of $48 million related to business optimization initiatives (which included a charge of $25 million related to restructuring activities and $23 million of Gambro integration costs).

(6)	Special items for the three months ended March 31, 2016 consist of a $12 million product-related item benefit, a $101 million loss on debt extinguishment, a $3.243 billion gain on retained shares in Baxalta, costs incurred related to the Baxalta separation totaling $15 million, and a charge of $15 million related to business optimization initiatives (which included a charge of $8 million related to restructuring activities and $7 million of Gambro integration costs).

(7)	Special items for the three months ended June 30, 2016 consist of intangible asset impairment expense of $51 million, a $1.148 billion gain on retained shares in Baxalta, costs incurred related to the Baxalta separation totaling $15 million, and a charge of $125 million related to business optimization initiatives (which included a charge of $118 million related to restructuring activities and $7 million of Gambro integration costs).

(8)	Not presented. See the table beginning on page S-5 for net sales and Adjusted EBITDA Margin for the periods presented therein.

(9)	See footnote (1) beginning on page S-5 for the calculation of Adjusted EBITDA Margin.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratios of earnings to fixed charges for each of the last five years and the six months ended June 30, 2016:

	Six Months Ended June 30, 2016	Years Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	52.39x	2.41x	2.25x	2.03x	3.81x	3.42x

See the section of this prospectus supplement entitled “Ratio of Earnings to Fixed Charges.”

RISK FACTORS

Before you decide to invest in the notes, you should carefully consider the following risk factors as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See the section entitled “Where You Can Find More Information” in the accompanying prospectus.

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not obligations of, and will not be guaranteed by, our subsidiaries. We are a holding company and, accordingly, we conduct substantially all of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings and operating capital requirements of our subsidiaries. We depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available to us for such payment, whether by dividends, distributions, loans or other payments. The ability of our subsidiaries to make any payments to us will depend on our subsidiaries’ earnings, business and tax considerations and any legal restrictions, including the terms of such subsidiaries’ current and future indebtedness.

As a result of our structure, the notes will be structurally subordinated to all existing and future indebtedness, trade payables and other liabilities of our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of holders of the notes to participate in those assets, will be subject to the prior claims of our subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Active trading markets for the notes may not develop.

Currently there are no public markets for the notes and we do not plan to list the notes on any national securities exchange or automated dealer quotation system. As a result, active trading markets for the notes may not develop or, if they do develop, they may not be sustained. If active trading markets for the notes fail to develop or cannot be sustained, the trading prices and liquidity of the notes could be adversely affected.

The liquidity of any trading market in the notes, and the market prices quoted for the notes, also may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects. In addition, we may determine from time to time in the future to purchase the notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, which would create more limited markets for the notes.

The indenture does not restrict the amount of additional unsecured debt that we may incur or our ability to enter into various transactions that could increase the amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.

The notes and the indenture do not place any limitation on the amount of unsecured debt that we may incur. In addition, we are not restricted under the indenture from paying dividends or issuing or repurchasing our securities.

The indenture governing the notes does not generally prevent us or our subsidiaries from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings, or otherwise adversely affect the holders of the notes.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our indebtedness or to refinance our indebtedness will depend on our future operating performance. Prevailing economic conditions (including interest rates) and financial, business and other factors, many of which are beyond our control, may also affect our ability to meet these obligations. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness when needed on commercially reasonable terms or at all.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time (including our credit facilities). The failure to make such repurchase would result in a default under the notes.

An increase in market interest rates could result in a decrease in the market value of the notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase notes bearing interest at fixed rates of interest and market interest rates increase, the market values of those notes may decline. We cannot predict the future level of market interest rates.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. However, actual or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes. Agency credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect,” and similar expressions. The statements are based on assumptions about many important factors, including assumptions concerning:

•	failure to achieve our long-term financial improvement goals;

•	demand for and market acceptance risks for and competitive pressures related to new and existing products;

•	product development risks, including satisfactory clinical performance, the ability to manufacture at appropriate scale, and the general unpredictability associated with the product development cycle;

•	product quality or patient safety issues, leading to product recalls, withdrawals, launch delays, sanctions, seizures, litigation or declining sales;

•	future actions of the U.S. Food and Drug Administration, the European Medicines Agency or any other regulatory body or government authority that could delay, limit or suspend product development, manufacturing or sale or result in seizures, recalls, injunctions, monetary sanctions or criminal or civil liabilities;

•	failures with respect to our compliance programs;

•	future actions of third parties, including third-party payers, as healthcare reform and other similar measures are implemented in the United States and globally;

•	the impact of U.S. healthcare reform and other similar actions undertaken by foreign governments with respect to pricing, reimbursement, taxation and rebate policies;

•	additional legislation, regulation and other governmental pressures in the United States or globally, which may affect pricing, reimbursement, taxation and rebate policies of government agencies and private payers or other elements of our business;

•	the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies;

•	global regulatory, trade and tax policies;

•	our ability to identify business development and growth opportunities and to successfully execute on business development strategies;

•	our ability to finance and develop new products or enhancements internally, on commercially acceptable terms or at all;

•	our ability to realize the anticipated benefits from our joint product development and commercialization arrangements, governmental collaborations and other business development activities;

•	the availability and pricing of acceptable raw materials and component supply;

•	inability to create additional production capacity in a timely manner or the occurrence of other manufacturing or supply difficulties;

•	our ability to achieve the intended results associated with the separation of our biopharmaceuticals and medical products businesses or targeted margin improvements;

•	the impact of any future tax liability with respect to the separation and distribution of Baxalta;

•	any failure by Baxalta or Shire to satisfy its obligation under the separation agreements, including the tax matters agreement, or the company’s letter agreement with Shire and Baxalta;

•	the ability to protect or enforce our owned or in-licensed patent or other proprietary rights (including trademarks, copyrights, trade secrets and know-how) or patents of third parties preventing or restricting our manufacture, sale or use of affected products or technology;

•	the impact of global economic conditions on us and our customers and suppliers, including foreign governments in certain countries in which we operate;

•	fluctuations in foreign exchange and interest rates;

•	any changes in law concerning the taxation of income, including income earned outside the United States;

•	actions by tax authorities in connection with ongoing tax audits;

•	breaches or failures of our information technology systems;

•	loss of key employees or our inability to identify and recruit new employees;

•	the outcome of pending or future litigation;

•	the adequacy of our cash flows from operations to meet our ongoing cash obligations and fund our investment program; and

•	those factors described in the section of this prospectus supplement entitled “Risk Factors” as well as other factors identified in our other filings with the SEC, including those described under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and is available on our website.

Actual results may differ materially from those projected in the forward-looking statements. We do not undertake to update our forward-looking statements.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $1.58 billion, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use approximately $1.1 billion of the net proceeds from the sale of the notes to redeem certain of our outstanding senior notes, including our 1.850% senior notes due January 2017, 1.850% senior notes due June 2018, 5.375% senior notes due June 2018, 4.500% senior notes due August 2019, 4.250% senior notes due March 2020 and 3.200% senior notes due June 2023, and to pay related fees and expenses. We intend to use the remainder of the net proceeds for general corporate purposes, including the repayment of commercial paper. As of June 30, 2016, we had approximately $781 million of commercial paper outstanding on an actual basis, with a weighted average interest rate (on a bond-equivalent yield basis) of approximately 0.773% per annum and with a weighted average maturity of approximately 14.2 days.

To the extent that net proceeds from this offering are applied to redeem such outstanding senior notes or commercial paper held by any of the underwriters or their affiliates, they will receive proceeds of this offering through the repayment of that indebtedness. If 5% or more of the net proceeds of this offering (not including underwriting discounts) is used to redeem such outstanding senior notes or commercial paper held by at least one of the underwriters or its affiliates, this offering will be conducted in accordance with Rule 5121 of the FINRA Conduct Rules. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer.

RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

The following table sets forth our ratios of earnings to fixed charges for each of the last five years and the six months ended June 30, 2016:

	Six Months Ended June 30, 2016	Years Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges (1)	52.39x	2.41x	2.25x	2.03x	3.81x	3.42x

(1)	For purposes of computing the ratios, (i) “earnings” consist of income from continuing operations before income taxes, plus fixed charges less capitalized interest costs, as adjusted for net losses or net gains of less than majority-owned affiliates, net of dividends and (ii) “fixed charges” consist of interest costs and estimated interest in rentals and exclude interest on uncertain tax positions.

Please refer to the financial statements and financial information incorporated by reference in the accompanying prospectus for more information relating to the foregoing. See the section of the accompanying prospectus entitled “Where You Can Find More Information.”

DESCRIPTION OF THE NOTES

The following description is a summary of the terms of the notes being offered by this prospectus supplement and supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the notes and the indenture under which the notes will be issued, but do not purport to be complete. The descriptions are qualified in their entirety by reference to the indenture, dated as of August 8, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee, and a tenth supplemental indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee. A copy of the indenture is filed with the SEC as an exhibit to the registration statement relating to this prospectus supplement and the accompanying prospectus and you should refer to the indenture, as so amended and supplemented, for provisions that may be important to you.

General

We will issue the notes under the indenture, dated as of August 8, 2006, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, and to be amended and supplemented by a tenth supplemental indenture to be entered into between us and the trustee (as so amended and supplemented, the “indenture”). The indenture has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the indenture are those provided in the indenture and those made a part of the indenture by the Trust Indenture Act. The notes will constitute debt securities under the indenture as described in the accompanying prospectus. In addition to the notes, we may issue, from time to time, other series of debt securities under the indenture. Such other series will be separate from and independent of the notes.

We will issue three series of notes. We will initially issue a total of $400,000,000 aggregate principal amount of notes that will mature on August 15, 2021, $750,000,000 aggregate principal amount of notes that will mature on August 15, 2026 and $450,000,000 aggregate principal amount of notes that will mature on August 15, 2046.

We may, from time to time, without the consent of the holders of any series of the notes, issue additional notes of any such series on terms and conditions substantially identical to those of the notes of such series (except for the issue date and, in some cases, the initial interest payment date), so that such additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes of such series and will otherwise have the same terms as the notes of such series.

Each series of notes will be issued in the form of one or more global securities registered in the name of the nominee of The Depository Trust Company (which we may refer to along with its successors in such capacity as the depositary). The notes will only be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Payments on notes issued as a global security will be made to the depositary, the nominee of the depositary or in the event that no depositary is used, to a paying agent for the notes. See the section entitled “Description of Debt Securities — Book-Entry Securities” in the accompanying prospectus.

With certain exceptions and pursuant to certain requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described in the sections entitled “Description of Debt Securities — Satisfaction and Discharge” and “Description of Debt Securities — Defeasance and Covenant Defeasance” in the accompanying prospectus.

The notes will not be subject to a sinking fund provision.

Interest Rate

The 2021 Notes will bear interest at a rate of 1.700% per annum, the 2026 Notes will bear interest at a rate of 2.600% per annum and the 2046 Notes will bear interest at a rate of 3.500% per annum. Interest on the notes will be payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 2017. We will make each interest payment to the holders of record of the notes as of the close of business on the immediately preceding February 1 and August 1 (whether or not a business day). Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

If any interest payment date on the notes falls on a day that is not a business day, payment will be made on the next succeeding business day, and no interest will accrue for the period from and after the interest payment date to the next succeeding business day. As used in this prospectus supplement, the term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by or pursuant to law, regulation or executive order to close.

Ranking

The notes are our direct, unsecured and unsubordinated obligations and will rank equal in priority of payment with all of our other existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to any future subordinated indebtedness. At June 30, 2016, we had approximately $2.75 billion of senior unsecured indebtedness outstanding. In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

The notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. See “Risk Factors” above and the section entitled “Description of Debt Securities — Ranking” in the accompanying prospectus.

Optional Redemption

The 2021 Notes, at any time prior to the date that is one month prior to their maturity date, the 2026 Notes, at any time prior to the date that is three months prior to their maturity date, and the 2046 Notes, at any time prior to the date that is six months prior to their maturity date (each such date, a “Par Call Date”), will be redeemable in whole at any time or in part, from time to time, at our option, at a “make-whole” redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date of redemption, and (2) the sum of the present values of the principal amount of the notes to be redeemed and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the applicable Par Call Date, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined below, plus 10 basis points, in the case of the 2021 Notes, 20 basis points, in the case of the 2026 Notes, and 20 basis points, in the case of the 2046 Notes.

On or after the date that is one month prior to their maturity date, the 2021 Notes, on or after the date that is three months prior to their maturity date, the 2026 Notes and, on or after the date that is six months prior to their maturity date, the 2046 Notes, will be redeemable in whole at any time or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed calculated as if the maturity date of such series of notes were the applicable Par Call Date (the

“Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we shall appoint.

“Reference Treasury Dealers” means (1) Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer (“Primary Treasury Dealer”), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) at our option, additional Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

To exercise our option to redeem the notes of any series, we will give each holder of notes of such series to be redeemed a notice in writing at least 30 days but not more than 60 days before the redemption date. If we elect to redeem fewer than all the notes of a series, the trustee will select the particular notes to be redeemed by such method as the trustee deems fair and appropriate and in accordance with the indenture, subject to applicable DTC procedures as to global notes.

Unless a default occurs in payment of the redemption price, from and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Offer to Purchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, other than with respect to notes for which we have exercised our option to redeem as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed (or with respect to global notes, to the extent permitted or required by applicable DTC procedures, sent electronically) to holders of the applicable notes with a copy to the trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice will, if mailed or sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee such notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture with respect to such notes, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the notes that may be tendered for repurchase.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares, (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture), other than us or one of our subsidiaries or (3) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to be a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P, and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means with respect to any series of the notes, the rating on such notes is lowered by each of the Rating Agencies and such notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of such notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies but no longer than 180 days) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm to us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase that holder’s notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons may be uncertain.

Our obligation to purchase the notes following a Change of Control Triggering Event is subject to the provisions described in the accompanying prospectus described in the section entitled “Description of Debt Securities — Defeasance and Covenant Defeasance.”

Book-Entry and Settlement

Each series of notes will be represented by one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), the depositary for the notes, and registered in the name of Cede & Co., the nominee of DTC. All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). A description of DTC’s procedures is set forth in the accompanying prospectus under the heading “Description of Debt Securities — Book-Entry Securities.”

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream, Luxembourg participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear system (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global note through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in a global note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream, Luxembourg Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the global notes described herein or in the accompanying prospectus, cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear or Clearstream Participant purchasing an interest in a global note from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among Euroclear Participants and Clearstream, Luxembourg Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the underwriters take any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

The Trustee, Registrar and Paying Agent

The Bank of New York Mellon Trust Company, N.A. will be the trustee, registrar and paying agent with respect to the notes. Neither the trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any Rating Event or Change of Control Triggering Event has occurred.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the underwriters named below, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives, have entered into an underwriting agreement relating to the offering and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the principal amount of the notes set forth opposite the name of that underwriter below:

Underwriter	Principal Amount of 2021 Notes	Principal Amount of 2026 Notes	Principal Amount of 2046 Notes
Goldman, Sachs & Co.	$120,001,000	$225,003,000	$135,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	90,000,000	168,750,000	101,250,000
Citigroup Global Markets Inc.	90,000,000	168,750,000	101,250,000
Academy Securities, Inc.	11,111,000	20,833,000	12,500,000
Barclays Capital Inc.	11,111,000	20,833,000	12,500,000
Credit Suisse Securities (USA) LLC	11,111,000	20,833,000	12,500,000
Deutsche Bank Securities Inc.	11,111,000	20,833,000	12,500,000
HSBC Securities (USA) Inc.	11,111,000	20,833,000	12,500,000
Mizuho Securities USA Inc.	11,111,000	20,833,000	12,500,000
MUFG Securities Americas Inc.	11,111,000	20,833,000	12,500,000
TD Securities (USA) LLC	11,111,000	20,833,000	12,500,000
UBS Securities LLC	11,111,000	20,833,000	12,500,000

Total	$400,000,000	$750,000,000	$450,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the notes from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased. We will deliver the notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price for the notes. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute in respect of these liabilities.

We estimate that the offering expenses payable by us in connection with the issuance of the notes, excluding underwriting discounts and commissions, will be approximately $3,850,000. The underwriters have agreed to make a payment to us of $1,009,125 in reimbursement of a portion of the estimated expenses payable by us in connection with the issuance of the notes.

The notes are new issues of securities with no established trading markets. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series. However, they are not obligated to do so and may discontinue any market-making at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters initially propose to offer the notes directly to the public at the offering prices described on the cover page of this prospectus supplement, and may offer the notes to certain dealers at prices that represent a concession not in excess of 0.360% of the principal amount of the 2021 Notes, 0.390% of the principal amount of the 2026 Notes and 0.525% of the principal amount of the 2046 Notes. Any underwriter may allow, and any such dealer may re-allow to certain other dealers, a concession not in excess of 0.200% of the principal amount of the 2021 Notes, 0.250% of the principal amount of the 2026 Notes and 0.250% of the principal amount of the 2046 Notes. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of such notes. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

Conflicts of Interest and Relationships

As described in the section of this prospectus supplement entitled “Use of Proceeds,” the net proceeds of this offering will be used to redeem certain of our outstanding senior notes and to pay related fees and expenses, and the remainder for general corporate purposes, including the repayment of commercial paper. To the extent that net proceeds from this offering are applied to redeem such outstanding senior notes or commercial paper held by any of the underwriters or their affiliates, they will receive proceeds of this offering through the repayment of that indebtedness. If 5% or more of the net proceeds of this offering (not including underwriting discounts) is used to redeem such outstanding senior notes or commercial paper held by at least one of the underwriters or its affiliates, this offering will be conducted in accordance with Rule 5121 of the FINRA Conduct Rules. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the notes are “investment grade rated,” as defined by FINRA Rule 5121(f)(8).

Certain of the underwriters and their affiliates perform investment banking and other capital markets services for us in the ordinary course of business. They have received, and may receive in the future, customary fees and commissions for these services. In addition, certain affiliates of the underwriters are, among other things, lenders under our U.S. dollar-denominated revolving credit facility and our Euro denominated revolving credit facility, each dated as of July 1, 2015 and amended as of October 26, 2015.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

This document is not a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

Each underwriter has represented and agreed that (1) it has not offered or sold and will not offer or sell the notes in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and (2) it has not issued or had in its possession for the purposes of issue and will not issue or have in its possession for the purposes of issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Ellen K. McIntosh, Baxter’s Corporate Vice President, Associate General Counsel and Corporate Secretary, will pass upon certain legal matters for us with respect to the notes. Ms. McIntosh owns shares of, and options on, Baxter common stock, both directly and as a participant in various stock and employee benefit plans. Certain legal matters for the underwriters with respect to the notes will be passed upon by Sidley Austin LLP, Chicago, Illinois. Sidley Austin LLP has represented us from time to time on various unrelated legal matters.

PROSPECTUS

Baxter International Inc.

Debt Securities

By this prospectus, we may offer debt securities from time to time.

This prospectus describes some of the general terms that may apply to these debt securities. We will provide you with the specific terms and the offering prices of these debt securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to offer and sell debt securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Investing in our debt securities involves risks. You should carefully read the risk factors included in the applicable prospectus supplement and in the periodic reports and other information we file with the Securities and Exchange Commission before investing in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Baxter’s corporate offices are located at One Baxter Parkway, Deerfield, Illinois 60015, and the telephone number is (224) 948-2000.

This prospectus is dated November 4, 2015.

You should rely only on the information incorporated by reference or provided in this prospectus. Baxter International Inc. has not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, as applicable. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may, at any time and from time to time, in one or more offerings, sell debt securities under this prospectus.

The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of the offering, including the specific amounts, prices and terms of the debt securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information” before making an investment decision.

Except as otherwise indicated, references in this prospectus to Baxter, we, us and our are to Baxter International Inc. and its subsidiaries. Baxalta Incorporated (“Baxalta”) and its subsidiaries are included in those terms for periods prior to the completion of the Distribution as described under the heading “The Company—Recent Developments” on July 1, 2015, and are excluded for subsequent periods.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Information about us, including our SEC filings, is also available through our website at http://www.baxter.com. However, information on our website is not a part of this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

The SEC allows us to “incorporate by reference” in this prospectus information that we file with it, which means that we are disclosing important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. This prospectus incorporates by reference the documents filed by us listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015; and

•	Current Reports on Form 8-K filed with the SEC on January 9, 2015, March 25, 2015, May 7, 2015, June 10, 2015, June 23, 2015, July 7, 2015, September 30, 2015, October 21, 2015, October 27, 2015 (solely with respect to the 8-K dated October 26, 2015 and solely with respect to Item 1.01 and Exhibits 10.1 and 10.2 of Item 9.01 thereof), October 29, 2015, and October 30, 2015.

You may also request a copy of those filings, excluding exhibits unless such exhibits are specifically incorporated by reference, at no cost by writing or telephoning us at the following address:

Corporate Secretary

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

(224) 948-2000

THE COMPANY

Baxter International Inc. was incorporated under Delaware law in 1931. Baxter, through its subsidiaries, develops, manufactures and markets products that save and sustain the lives of people with kidney disease, trauma and other medical conditions. As a global, diversified healthcare company that manufactures products in over 20 countries and sells them in over 100 countries, Baxter applies a unique combination of expertise across drug, device, software and service platforms to create products that advance patient care worldwide. These products are used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices, clinical and medical research laboratories, and by patients at home under physician supervision.

Recent Developments. On July 1, 2015, Baxter completed the distribution of approximately 80.5% of the outstanding common stock of Baxalta Incorporated to Baxter shareholders (the “Distribution”). Baxalta, which prior to the Distribution was a wholly owned subsidiary of Baxter, was formed to hold Baxter’s biopharmaceuticals business. The Distribution was made to Baxter’s shareholders of record as of the close of business on June 17, 2015 (the “Record Date”), who received one share of Baxalta common stock for each Baxter common share held as of the Record Date. The Distribution was intended to take the form of a tax-free distribution for federal income tax purposes in the United States. As a result of the Distribution, Baxalta became an independent public company trading under the symbol “BXLT” on the New York Stock Exchange.

RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

The following table sets forth our ratio of earnings from continuing operations to fixed charges for the years and period indicated:

	Six Months Ended June 30, 2015	Years Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings from continuing operations to fixed charges (1)	7.14	8.14	9.28	13.01	14.76	9.88

(1)	For purposes of computing the ratios, (i) “earnings” consist of income from continuing operations before income taxes, plus fixed charges less capitalized interest costs, as adjusted for net losses or net gains of less than majority-owned affiliates, net of dividends and (ii) “fixed charges” consist of interest costs and estimated interest in rentals and exclude interest on uncertain tax positions.

Please refer to the financial statements and financial information incorporated by reference in this prospectus for more information relating to the foregoing. See “Where You Can Find More Information” for guidance.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated statement of earnings of Baxter for the six months ended June 30, 2015 is presented as if the Distribution had occurred on January 1, 2015. The following unaudited pro forma condensed consolidated balance sheet of Baxter as of June 30, 2015 is presented as if the Distribution and related events had occurred on June 30, 2015. Beginning in the third quarter of 2015, Baxalta’s historical financial results for periods prior to the Distribution will be reflected in Baxter’s consolidated financial statements as discontinued operations.

The statements have been derived from historical financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), are presented based on information currently available, are intended for informational purposes only, and do not purport to represent what Baxter’s financial position and results of operations actually would have been had the Distribution and related events occurred on the dates indicated, or to project Baxter’s financial performance for any future period. The unaudited pro forma condensed consolidated financial data includes adjustments to reflect the following:

•	the Distribution; and

•	the company’s debt tender offers completed on July 6, 2015 and July 21, 2015.

The unaudited pro forma condensed consolidated financial data and the accompanying notes should be read in conjunction with the unaudited condensed consolidated GAAP financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Baxter’s Form 10-Q for the six months ended June 30, 2015.

Baxter International Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Earnings

Six Months Ended June 30, 2015

(dollars and shares in millions except per share data)

	Baxter Historical (A)	Baxalta Separation (B)	Baxter Continuing Pro Forma
Net sales	$7,657	$(2,779)	$4,878
Cost of sales	3,936	(1,098)	2,838

Gross margin	3,721	(1,681)	2,040

Marketing and administrative expenses	2,112	(545)	1,567
Research and development expenses	688	(394)	294
Net interest expense	64	(4)	60
Other income, net	(141)	4	(137)

Income from continuing operations before income taxes	998	(742)	256
Income tax expense	242	(194)	48

Income from continuing operations	$756	$(548)	$208

Income from continuing operations per common share
Basic	$1.39		$0.38
Diluted	$1.38		$0.38

Weighted-average number of common shares outstanding
Basic	544		544
Diluted	548		548

See accompanying notes to the unaudited pro forma condensed consolidated financial data.

Baxter International Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2015

(dollars in millions)

	Baxter Historical (A)	Baxalta Separation (C)	Other Adjustments	Notes	Baxter Continuing Pro Forma
Current assets
Cash and equivalents	$6,680	$(2,122)	$(2,815)	(D)	$1,743
Accounts and other current receivables, net	2,852	(689)	—		2,163
Inventories	3,842	(2,023)	—		1,819
Prepaid expenses and other	1,123	(335)	—		788
Investment in Baxalta common stock	—	—	4,292	(E)	4,292

Total current assets	14,497	(5,169)	1,477		10,805
Property, plant and equipment, net	8,967	(4,587)	—		4,380
Other assets
Goodwill	3,792	(1,026)	—		2,766
Other intangible assets, net	2,084	(614)	—		1,470
Other	675	(429)	(49)	(D)	197

Total other assets	6,551	(2,069)	(49)		4,433

Total assets	$30,015	$(11,825)	$1,428		$19,618

Current liabilities
Short-term debt	$1,493	$—	$—		$1,493
Current maturities of long-term debt and lease obligations	671	—	—		671
Accounts payable and accrued liabilities	4,148	(1,183)	—		2,965

Total current liabilities	6,312	(1,183)	—		5,129
Long-term debt and lease obligations	12,054	(5,253)	(2,734)	(D)	4,067
Other long-term liabilities	3,628	(1,309)	—		2,319
Commitments and contingencies
Equity
Common stock, $1 par value, authorized 2,000,000,000 shares, issued 683,494,944 shares	683	—	—		683
Common stock in treasury, at cost, 138,295,306 shares in 2015	(7,798)	—	—		(7,798)
Additional contributed capital	5,860	—	—		5,860
Retained earnings	13,389	(4,430)	589	(D)(E)	9,548
Accumulated other comprehensive loss	(4,146)	350	3,573	(E)	(223)

Total Baxter shareholders’ equity	7,988	(4,080)	4,162		8,070
Noncontrolling interests	33	—			33

Total equity	8,021	(4,080)	4,162		8,103

Total liabilities and equity	$30,015	$(11,825)	$1,428		$19,618

See accompanying notes to the unaudited pro forma condensed consolidated financial data.

Baxter International Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

(A) Reflects Baxter’s historical financial statements prepared in accordance with GAAP and does not reflect any adjustments related to the Distribution.

(B) Reflects discontinued operations of the Baxalta business. This represents the revenues and expenses directly associated with the results of operations of Baxalta.

(C) Reflects the assets and liabilities distributed as part of the Distribution.

(D) On July 6, 2015 and July 21, 2015, utilizing a portion of the approximately $4.0 billion received from Baxalta in connection with the Distribution, the company purchased an aggregate of approximately $2.7 billion in principal amount of its 5.900% Notes due September 2016, 6.625% Debentures due February 2028, 6.250% Notes due December 2037, 3.650% Notes due August 2042, 4.500% Notes due June 2043, 3.200% Notes due June 2023, and 2.400% Notes due August 2022 pursuant to the company’s debt tender offers. As a result of the debt tender offers, the company recognized a loss on extinguishment of debt in the third quarter of 2015 of $130 million. As the loss on extinguishment is a one-time charge, there is no adjustment reflected in the unaudited pro forma condensed consolidated statement of earnings.

(E) After giving effect to the Distribution, Baxter holds 131,902,719 shares of Baxalta’s common stock with a cost basis of $719 million. For purposes of the unaudited pro forma condensed consolidated balance sheet, the value of the company’s investment in Baxalta was calculated using a stock price of $32.54 per share, which represents the mid-point price for Baxalta’s common stock on July 1, 2015. The difference between the cost basis of the investment and the fair value of the investment as of July 1, 2015 is recorded as a component of accumulated other comprehensive loss in the unaudited pro forma condensed consolidated balance sheet.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment and refinancing of debt, acquisitions, additions to working capital, capital expenditures, stock repurchase programs and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under the indenture dated as of August 8, 2006 between us and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association), as trustee, as subsequently supplemented. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture. The indenture is incorporated by reference as an exhibit to the registration statement relating to this prospectus and you should refer to the indenture for provisions that may be important to you. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer only to Baxter and not to any of our subsidiaries.

You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture (supplemented, as applicable) before investing in our debt securities.

General

We may issue debt securities at any time and from time to time in one or more series without limitation on the aggregate principal amount. The indenture gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supercede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by Baxter for that purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange, redemption or repayment of the debt securities, but Baxter may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal and premium, if any, of the debt securities will be payable or the method used to determine or extend those dates;

•	any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing;

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in U.S. currency;

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable;

•	any provisions that would determine payments on the debt securities by reference to an index, formula or other method;

•	the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made;

•	any provisions for redemption of the debt securities;

•	any provisions that would allow or obligate us to redeem, purchase or repay the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder;

•	the terms of any right or obligation to convert or exchange the debt securities into any other securities or property;

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000;

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount;

•	the applicability of the provisions described below under “—Satisfaction and Discharge” or such other means of satisfaction or discharge;

•	any variation of the defeasance and covenant defeasance sections of the indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution;

•	the appointment of any paying agents for the debt securities, if other than the trustee;

•	if varying from the description herein, whether we will issue the debt securities in the form of temporary or permanent global securities, the depositories for the global securities, and provisions for exchanging or transferring the global securities;

•	any deletion or addition to or change in the events of default for the debt securities and any change in the rights of the trustee or the holders of the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants in the indenture;

•	any restriction or condition on the transferability of the debt securities;

•	any subordination provisions and related definitions in the case of subordinated debt securities;

•	any additions or changes to the indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons; and

•	any other terms of the debt securities consistent with the indenture.

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. currency.

Ranking

Unless otherwise indicated in the prospectus supplement, the debt securities offered by this prospectus will:

•	be our general unsecured obligations,

•	rank equally with all of our other unsecured and unsubordinated indebtedness, and

•	with respect to the assets and earnings of our subsidiaries, effectively rank junior to all of the liabilities of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. Unless otherwise indicated in the prospectus supplement, none of our subsidiaries will guarantee or have any obligations with respect to the debt securities. Therefore, Baxter’s rights and the rights of Baxter’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Subject to compliance with the applicable requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to our debt securities as described below under “—Defeasance and Covenant Defeasance.”

Optional Redemption

Unless otherwise indicated in the prospectus supplement, the debt securities will be redeemable in whole or in part, at the option of Baxter, at any time at a redemption price set forth in the prospectus supplement to be determined at the time the debt securities are issued. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed. Unless a default occurs in payment of the redemption price, from and after the redemption date interest will cease to accrue on the debt securities or portions thereof called for redemption.

Certain Covenants

Restrictions on the creation of secured debt. Unless otherwise indicated in the prospectus supplement, Baxter will not, and will not cause or permit any restricted subsidiary to, create, incur, assume or guarantee any indebtedness that is secured by a security interest in any principal facilities of Baxter or any restricted subsidiary or in shares of stock owned directly or indirectly by Baxter in any restricted subsidiary or in indebtedness for money borrowed by one of its restricted subsidiaries from Baxter or another of the restricted subsidiaries (“secured debt”) unless the debt securities then outstanding and any other indebtedness of or guaranteed by Baxter or such restricted subsidiary then entitled to be so secured is secured equally and ratably with or prior to any and all other obligations and indebtedness thereby secured, with exceptions as listed in the indenture. These restrictions do not apply to indebtedness secured by:

•	any security interest on any property which is a parcel of real property at a manufacturing plant, a warehouse or an office building and which is acquired, constructed, developed or improved by Baxter or a restricted subsidiary, which security interest secures or provides for the payment of all or any part of the acquisition cost of the property or the cost of the construction, development or improvement of the property and which security interest is created prior to, at the same time as, or within 120 days after (i) in the case of the acquisition of property, the completion of the acquisition of the property and (ii) in the case of construction, development or improvement of property, the later to occur of the completion of such construction, development or improvement or the commencement of operation, use or commercial production of the property;

•	any security interest on property existing at the time of the acquisition of such property by Baxter or a restricted subsidiary which security interest secures obligations assumed by Baxter or a restricted subsidiary;

•	any security interest arising from conditional sales agreements or title retention agreements with respect to property acquired by Baxter or any restricted subsidiary;

•	security interests existing on the property or on the outstanding shares or indebtedness of a corporation or firm at the time the corporation or firm becomes a restricted subsidiary or is merged or consolidated with Baxter or a restricted subsidiary or at the time the corporation or firm sells, leases or otherwise disposes of its property as an entirety or substantially as an entirety to Baxter or a restricted subsidiary;

•	security interests securing indebtedness of a restricted subsidiary to Baxter or to another restricted subsidiary;

•	mechanics’ and other statutory liens arising in the ordinary course of business in respect of obligations which are not due or which are being contested in good faith;

•	security interests arising by reason of deposit with, or the giving of any form of security to, any governmental agency which is required by law as a condition to the transaction of any business;

•	security interests for taxes, assessments or governmental charges or levies not yet delinquent or security interests for taxes, assessments or governmental charges or levies already delinquent but which are being contested in good faith;

•	security interests arising in connection with legal proceedings, including judgment liens, so long as the proceedings are being contested in good faith and, in the case of judgment liens, the execution has been stayed;

•	landlords’ liens on fixtures leased by Baxter or a restricted subsidiary in the ordinary course of business;

•	security interests arising in connection with contracts and subcontracts with or made at the request of the United States, any state, or any department, agency or instrumentality of the United States or any state;

•	security interests that secure an obligation issued by the United States or any state, territory or possession of the United States or any of their political subdivisions or the District of Columbia, in connection with the financing of the cost of construction or acquisition of a principal facility or a part of a principal facility;

•	security interests by reason of deposits to qualify Baxter or a restricted subsidiary to conduct business, to maintain self-insurance, or to obtain the benefits of, or comply with, laws;

•	the extension of any security interest existing on the date of the indenture on a principal facility to additions, extensions or improvements to the principal facility and not as a result of borrowing money or the securing of indebtedness incurred after the date of the indenture; or

•	any extension, renewal or refunding, or successive extensions, renewals or refundings, in whole or in part of any secured debt secured by any security interest listed above, provided that the principal amount of the secured debt secured thereby does not exceed the principal amount outstanding immediately prior to the extension, renewal or refunding and that the security interest securing the secured debt is limited to the property which, immediately prior to the extension, renewal or refunding, secured the secured debt and additions to the property.

For purposes of the indenture, “principal facilities” are any manufacturing plants, warehouses, office buildings and parcels of real property owned by Baxter or any restricted subsidiary, provided each such facility has a gross book value, without deduction for any depreciation reserves, in excess of 2% of Baxter’s consolidated net tangible assets other than any facility that is determined by Baxter’s board of directors to not be of material importance to the business conducted by Baxter and its subsidiaries taken as a whole. For purposes of the indenture, “consolidated net tangible assets” are the total amount of assets that would be included on Baxter’s consolidated balance sheet under generally accepted accounting principles after deducting all short-term liabilities and liability items, except for indebtedness payable more than one year from the date of incurrence and all goodwill, trade names, trademarks, patents, unamortized debt discount and unamortized expense incurred in the issuance of debt and other like intangibles, except for prepaid royalties.

Notwithstanding the limitations on secured debt described above, Baxter and any restricted subsidiary may create, incur, assume or guarantee secured debt, without equally and ratably securing the debt securities, provided that the sum of such secured debt and all other secured debt entered into after the date of the indenture, other than secured debt permitted as described in the bullet points above, does not exceed 15% of Baxter’s consolidated net tangible assets.

For purposes of the indenture, a “restricted subsidiary” is any corporation in which Baxter owns voting securities entitling it to elect a majority of the directors and which is either designated as a restricted subsidiary in accordance with the indenture or:

•	existed as such on the date of the indenture or is the successor to, or owns, any equity interest in, a corporation which so existed;

•	has its principal business and assets in the United States;

•	the business of which is other than the obtaining of financing in capital markets outside the United States or the financing of the acquisition or disposition of real or personal property or dealing in real property for residential or office building purposes; and

•	does not have assets substantially all of which consist of securities of one or more corporations which are not restricted subsidiaries.

Restrictions on Mergers, Consolidations and Transfers of Assets. Unless otherwise indicated in the prospectus supplement, Baxter will not consolidate with or merge into or sell, transfer or lease all or substantially all of its respective properties and assets to another person unless:

•	in the case of a merger, Baxter is the surviving corporation, or

•	the person into which Baxter is merged or which acquires all or substantially all of the properties and assets of Baxter expressly assumes all of the obligations of Baxter relating to the debt securities and the indenture.

Upon any of the consolidation, merger or transfer, the successor corporation will be substituted for Baxter under the indenture. The successor corporation may then exercise all of the powers and rights of Baxter under the indenture, and Baxter will be released from all of its obligations and covenants under the debt securities and the indenture. If Baxter leases all or substantially all of its assets, the lessee corporation will be the successor and may exercise all of the respective powers and rights under the indenture but Baxter will not be released from its obligations and covenants under the debt securities and the indenture.

Events of Default

The indenture defines an “event of default” with respect to any series of debt securities. Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the indenture for any series of debt securities:

•	our failure to pay interest on any of the debt securities when due, and continuance of the default for a period of 30 days;

•	our failure to pay principal or premium, if any, on that series of debt securities when due, whether at maturity or otherwise;

•	default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any of the debt securities of such series;

•

our failure to perform, or our breach, of any covenant or warranty in the indenture in respect of that series, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, and continuance of that failure or breach, without that failure or breach having been cured or waived, for a period of 90 days after the trustee gives notice to us or, in the case of notice by the holders, the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series give notice to us and the trustee, specifying the default or breach;

•	specified events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default we may provide for that series.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. The indenture provides that, within 90 days after the occurrence of any default with respect to a series of debt securities, the trustee will mail to all holders of debt securities of such series notice of the default, unless the default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to a series of debt securities, except a default in payment of principal, premium, if any, or interest, if any, if the trustee considers it in the best interest of the holders to do so. In the case of a default in the performance, or breach, of any covenant or warranty in the indenture or in respect of a series of debt securities, no notice will be given until at least 30 days after the occurrence of the default or breach. As used in this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to a series of debt securities.

The indenture provides that if an event of default, other than an event of default relating to events of bankruptcy, insolvency or reorganization, with respect to a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of, and accrued and unpaid interest, if any, on, the debt securities in that series to be due and payable immediately. The indenture also provides that if an event of default relating to events of bankruptcy, insolvency or reorganization with respect to a series of debt securities occurs then the principal of, and accrued and unpaid interest, if any, on, all the debt securities of that series will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities. However, upon specified conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may rescind and annul an acceleration of the debt securities of that series and its consequences.

Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that may be incurred by taking such action.

Subject to this requirement, holders of a majority in aggregate principal amount of the outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the debt securities of such series.

The indenture requires the annual filing with the trustee of a certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer of Baxter that states whether Baxter is in default under the terms, provisions or conditions of the indenture.

Notwithstanding any other provision of the indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and to institute suit for the enforcement of those payments, and this right will not be impaired without the consent of the holder.

Modification and Waivers

The indenture permits Baxter and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of a series affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities or the rights of the holders of the debt securities under the indenture. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, with respect to the debt securities;

•	reduce the principal of or any premium on the debt securities or reduce the rate of interest on or the redemption or repurchase price of the debt securities;

•	change any place where or the currency in which the principal of, any premium or interest on, any debt security is payable;

•	impair a holder’s right to institute suit to enforce any payment on or after the stated maturity of the debt securities or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of outstanding debt securities whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the indenture or specified defaults under the indenture and their consequences;

•	make certain modifications to the provisions for modification of the indenture and for certain waivers, except to increase the principal amount of outstanding debt securities necessary to consent to any such change; or

•	make any change that adversely affects the right, if any, to convert or exchange any debt security for common stock or other securities in accordance with its terms.

The indenture also contains provisions permitting Baxter and the trustee, without the consent of the holders of the debt securities, to modify or amend the indenture, among other things:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities any property or assets which Baxter may desire;

•	to evidence succession of another corporation to Baxter, or its successors, and the assumption by the successor corporation of the covenants, agreements and obligations of Baxter;

•	to add covenants and agreements of Baxter to those included in the indenture for the protection of holders of debt securities and to make the occurrence of a default of any such covenants or agreements a default or an event of default permitting enforcement of the remedies set forth in the indenture;

•	to add, delete or modify the events of default with respect to any series of debt securities the form and terms of which are being established pursuant to such supplemental indenture;

•	to prohibit the authentication and delivery of additional series of debt securities under the indenture;

•	to cure any ambiguity or correct or supplement any provision contained in the indenture or any supplemental indenture which may be defective or inconsistent with any other provisions contained therein;

•	to make such other provisions in regard to matters or questions arising under the indenture as are not inconsistent with the provisions of the indenture or any supplemental indenture and shall not adversely affect the interests of the holders of the debt securities in any material respect;

•	to establish the form and terms of debt securities of any series issued under the indenture; or

•	to evidence and provide for acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series or to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

The holders of a majority in aggregate principal amount of the outstanding debt securities may waive our compliance with some of the restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of debt securities, waive any past default under the indenture with respect to the debt securities and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on the debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security.

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under an indenture as of a specified date:

•	the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•	if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. currency equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

Satisfaction and Discharge

Upon the direction of Baxter, the indenture will cease to be of further effect with respect to any debt security specified, subject to the survival of specified provisions of the indenture, when:

•	either: (i) all debt securities issued under the indenture, subject to exceptions, have been delivered to the trustee for cancellation; or (ii) all debt securities issued under the indenture have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and Baxter has deposited with the trustee, in trust, funds in United States dollars, or direct or indirect obligations of the United States (“government obligations”) in an amount sufficient to pay the entire indebtedness on the debt securities including the principal, premium, if any, interest, if any, to the date of the deposit, if the debt securities have become due and payable, or to the maturity or redemption date of the debt securities, as the case may be;

•	Baxter has paid all other sums payable under the indenture with respect to the outstanding debt securities issued under the indenture; and

•	the trustee has received each officer’s certificate and opinion of counsel called for by the indenture.

Defeasance and Covenant Defeasance

Baxter may elect with respect to the debt securities issued under the indenture either

•	to defease and be discharged from all of its obligations with respect to the outstanding debt securities (“defeasance”), except for, among other things,

•	the obligation to register the transfer or exchange of the debt securities,

•	the obligation to replace temporary or mutilated, destroyed, lost or stolen debt securities,

•	the obligation to maintain an office or agency in respect of the debt securities, and

•	the obligation to hold monies for payment in trust; or

•	to be released from its obligations with respect to the debt securities under specified covenants in the indenture including those described under the heading “Certain Covenants — Restrictions on the creation of secured debt”, and any omission to comply with those obligations will not constitute a default or an event of default with respect to the debt securities (“covenant defeasance”), in either case upon the irrevocable deposit by Baxter with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in United States dollars and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest, if any, on the due dates for those payments.

The defeasance or covenant defeasance described above will only be effective if, among other things:

•	it will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Baxter is a party or is bound;

•	in the case of defeasance, Baxter will have delivered to the trustee an opinion of independent counsel confirming that

•	Baxter has received from or there has been published by the Internal Revenue Service a ruling, or

•	since the date of the indenture there has been a change in applicable federal income tax law,

in either case to the effect that, and based on this ruling or change in law, the opinion of counsel will confirm that the holders of the debt securities then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•	in the case of covenant defeasance, Baxter will have delivered to the trustee an opinion of independent counsel to the effect that the holders of the debt securities then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•	if the cash and/or government obligations deposited are sufficient to pay the principal of, and premium, if any, and interest, if any, with respect to the debt securities provided the debt securities are redeemed on a particular redemption date, Baxter will have given the trustee irrevocable instructions to redeem the debt securities on that date; and

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities will have occurred and be continuing on the date of the deposit into trust, and, solely in the case of defeasance, no event of default or event which with notice or lapse of time or both would become an event of default arising from specified events of bankruptcy, insolvency or reorganization with respect to Baxter will have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.

In the event covenant defeasance is effected with respect to the debt securities and those debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which would no longer be applicable to the debt securities after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities at the time of any acceleration resulting from that event of default. However, Baxter would remain liable to make payment of those amounts due at the time of acceleration.

Book-Entry Securities

Unless otherwise indicated in the prospectus supplement, the debt securities will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) and registered in the name of DTC or its nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. Global notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities. So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of such debt securities under the indenture.

Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indenture.

Except as set forth below, a Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is:

•	a limited-purpose trust company organized under New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement of transactions among Direct Participants in such securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTTC”). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the Direct and Indirect Participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the debt securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to such debt securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to Baxter as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities of the series are credited on the record date (identified in the listing attached to the omnibus proxy).

Principal and interest payments, if any, on the debt securities will be made to Cede & Co, as nominee of DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Baxter or the trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, Baxter or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee. Disbursement of payments from Cede & Co. to Direct Participants is DTC’s responsibility. Disbursements of payments to beneficial owners are the responsibility of Direct and Indirect Participants.

In any case where we have made a tender offer for the purchase of any debt securities, a beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the tender agent’s DTC account.

We obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

If at any time DTC or any successor depository for the debt securities of any series notifies us that it is unwilling or unable to continue as the depository for the debt securities of such series, or if at any time DTC or such successor depository shall no longer be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, we will be obligated to use commercially reasonable efforts to appoint another depository for the debt securities of such series. If another depository is not appointed within 90 days, definitive note certificates will be issued in exchange for the Global Note representing the debt securities of that series.

We may at any time in our sole discretion determine that the debt securities of any series shall no longer be represented by the Global Note, in which case definitive note certificates will be issued in exchange for the Global Note representing the debt securities of that series.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A., or any successor thereto, will serve as trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. acts as trustee under certain other indentures with Baxter and its affiliates.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters or dealers; or

•	through a combination of any of these methods of sale.

A prospectus supplement with respect to each offering of debt securities will state the terms of the offering of the debt securities, including:

•	the name or names of any underwriters, dealers, agents or direct purchasers and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the debt securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, David P. Scharf, Baxter’s Corporate Vice President, General Counsel and Corporate Secretary, will pass upon certain legal matters for us with respect to the securities. Mr. Scharf owns shares of, and options on, Baxter common stock, both directly and as a participant in various stock and employee benefit plans.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements, the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K of Baxter International Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited condensed consolidated financial information of Baxter International Inc. for the quarterly periods ended March 31, 2015 and June 30, 2015, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated (i) May 6, 2015, with respect to the quarter ended March 31, 2015, and (ii) August 7, 2015, with respect to the quarter ended June 30, 2015, each of which is incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited condensed consolidated financial information because those reports are not “reports” or “parts” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.